THE SHARES REPRESENTED BY THIS RESTRICTED STOCK AWARD AGREEMENT ARE ISSUED ON JUNE 29, 2012, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER SUCH ACT OR LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.  THE SHARES REPRESENTED BY THIS RESTRICTED STOCK AWARD AGREEMENT ARE UNVESTED, SUBJECT TO SUBSTANTIAL RESTRICTIONS ON VOTING AND TRANSFER AND SUBJECT TO FORFEITURE UPON THE OCCURRENCE OF VARIOUS EVENTS, THE SPECIFIC TERMS OF WHICH ARE SET FORTH IN THIS RESTRICTED STOCK AWARD AGREEMENT.  A COPY OF THIS RESTRICTED STOCK AWARD AGREEMENT HAS BEEN FILED AT THE PRINCIPAL OFFICE OF THE COMPANY AND IS AVAILABLE UPON WRITTEN REQUEST FROM THE COMPANY WITHOUT CHARGE.

ZAZA ENERGY CORPORATION
RESTRICTED STOCK AWARD AGREEMENT

(SERVICE PROVIDER)

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2012 (the “Date of Grant”), by and between BLACKSTONE OIL & GAS, LLC, a Texas limited liability company (“Blackstone”), OMEGA ENERGY LLC (“Omega”), LARA ENERGY INC. (“Lara”, with each of Blackstone, Omega and Lara referred to individually as a “Grantor” and referred to collective as “Grantors”), and [NAME OF SERVICE PROVIDER] (“Grantee”) to evidence the grant, transfer and award of the Restricted Stock, as defined below, made by Grantors to Grantee, in consideration for Grantee’s efforts as an indirect service provider to the Company (as defined below) through Sequent Petroleum Management, LLC (“Sequent”).

1.

Grant of Restricted Stock.  Subject to the terms and conditions of this Agreement, (i) Blackstone hereby grants, transfers and awards to Grantee, and Grantee hereby accepts from Blackstone, [NUMBER OF SHARES] shares of Common Stock, par value $0.01 per share (“Common Stock”), of ZaZa Energy Corporation, a Delaware corporation (the “Company”), (ii) Omega hereby grants, transfers and awards to Grantee, and Grantee hereby accepts from Omega, [NUMBER OF SHARES] shares of Common Stock, and (iii) Lara hereby grants, transfers and awards to Grantee, and Grantee hereby accepts from Lara, [NUMBER OF SHARES] shares of Common Stock, for an aggregate grant from the Grantors [AGGREGATE NUMBER OF SHARES] shares of Common Stock to Grantee, which shares of Common Stock are unvested, subject to substantial restrictions on voting and transfer and subject to forfeiture upon the occurrence of various events, all as set forth in this Agreement (such shares, collectively, the “Restricted Stock”).

2.

Restricted Period; Vesting Schedule.  The Restricted Stock shall be subject to restrictions on voting and transfer and forfeiture by Grantee for a period of six (6) months commencing on the Date of Grant (the “Restricted Period”).  So long as a termination of Grantee’s provision of services to the Company or any of its subsidiaries or affiliates has not occurred, on the six-month anniversary of the Date of Grant,  all of the Restricted Stock shall become vested, as defined herein.  In the event of a Change of Control occurring during the Restricted Period, all of the Restricted Stock shall become vested upon the occurrence of such Change of Control.  For purposes of this Agreement, the terms “vest,” “vested,” “vesting” and any variations thereof means the lapsing or elimination of the restrictions of voting and transfer imposed by this Agreement (but not by the Stockholders’ Agreement, as defined in Section 14, or by any applicable foreign or U.S.  federal and state laws, rules and regulations) upon, and of Grantee’s risk of forfeiture with respect to, the Restricted Stock or the specified portion thereof.  For purposes of this Agreement, the term “Change of Control” means an event or series of events by which: (i) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than a “person” or “group” comprised solely of John Hearn, Gaston Kearby, Todd Brooks, their respective heirs, and their respective affiliates and Permitted Transferees, as such term is defined in the Lock-Up Agreement dated as of February 21, 2012, among the Grantors, the Company, and the other parties thereto, as amended from time to time, along with Grantee and other recipients of grants of restricted stock from one or more of the Grantors) becomes the beneficial owner of more than 50% of the Company’s outstanding Common Stock; (ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person, in each case pursuant to which the Company’s Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that beneficially owned, directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction; or (iii) the Company’s stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

3.	Risk of Forfeiture Upon Termination.
(a)

Termination Generally.  In the event that Grantee’s provision of services to the Company or any of its subsidiaries or affiliates is terminated for any reason other than (i) without Cause (as defined in Section 3(c)), (ii) upon the Grantee’s Permanent Disability (as defined in Section 3(d)), (iii) upon Grantee’s death, or (iv) by Grantee for Good Reason (as defined in Section 3(e)), all of the Restricted Stock that is not vested as of the date of such termination shall immediately be forfeited by Grantee in favor of Grantors, and Grantors shall have the right to recover such forfeited Restricted Stock.

(b)

Termination without Cause, upon Disability or Death or for Good Reason.  In the event that Grantee’s provision of services to the Company or any of its subsidiaries or affiliates is terminated (i) at the request of the Company and without Cause, (ii) upon the Grantee’s Permanent Disability, (iii) upon Grantee’s death, or (iv) by Grantee for Good Reason (as defined in Section 3(e)), the Restricted Stock that is not vested as of the date of such termination shall immediately become vested.

(c)

Definition of Cause.  For purposes of this Agreement, the term “Cause” means, with respect to the termination of Grantee’s provision of services to the Company or any of its subsidiaries or affiliates: (i) any act or omission that constitutes a material breach by Grantee of any of Grantee’s obligations under any agreement with Sequent; (ii) the willful and continued failure or refusal of Grantee substantially to perform the duties required of Grantee as a service provider or performance materially below the level required or expected of Grantee in such capacity; (iii) Grantee’s willful misconduct, gross negligence or breach of fiduciary duty in his or her capacity as a service provider that, in each case or in the aggregate, results in material harm to the Company or any of its subsidiaries or affiliates; (iv) any willful violation by Grantee of any federal, state or foreign law or regulation applicable to the business of the Company or any of its subsidiaries or affiliates, or Grantee’s commission of any felony or other crime involving moral turpitude, or Grantee’s commission of an act of fraud, embezzlement or misappropriation; or (v) any other misconduct by Grantee that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.  Sequent and  the Company shall determine whether Cause exists and whether a termination of Grantee’s status as a service provider was for Cause, and by acceptance and execution of this Agreement, Grantors and Grantee acknowledge and agree that such determination with respect to the foregoing are conclusive and binding on all persons and entity for all purposes of this Agreement.

(d)

For purposes of this Agreement, the term “Permanent Disability” means that the Grantee is not working and is currently unable to engage in any substantial gainful activity as a result of sickness, accident or bodily injury for a period of three months and which is reasonably expected to last for a continuous period of at least twelve (12) months, which determination is made in good faith by Sequent and the Company.

(e)

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following circumstances without the Grantee’s consent: (i) a material reduction in the Grantee’s remuneration (excluding the substitution of substantially equivalent remuneration and benefits); (ii) a material diminution of the Grantee’s duties, authority or responsibilities as in effect immediately prior to such diminution; (iii) the relocation of the Grantee’s principal location to a location more than 50 miles from its current location; or (iv) if Grantee reports directly to a Grantor as of the Date of Grant, Grantee thereafter ceases to report directly to such Grantor as a result of such Grantor ceasing to be a service provider of the Company or of Grantee being assigned to report to a different person.

(f)

Voting of Restricted Stock; Non-Transferability of Restricted Stock.  Except for Restricted Stock that has vested, Grantee shall not have the right to vote the shares of Restricted Stock, and the voting rights with respect to all unvested shares of Restricted Stock shall remain exercisable by the Grantor of such shares of Restricted Stock.  Except for Restricted Stock that has vested, the Restricted Stock may not (a) be assigned, sold or otherwise transferred by Grantee to any other person or entity, except by will, by applicable laws of descent and distribution or pursuant to a qualified domestic relations order, or (b) be subject to any encumbrance, pledge or charge of any nature.  No transfer by will or by applicable laws of descent or distribution shall be effective to bind either the Company or Grantors unless each of the Company and the Grantors shall have been furnished with a copy of the deceased Grantee’s will or such other evidence as the Company and the Grantors may deem necessary to establish the validity of such transfer.  Any attempted assignment, sale or transfer in violation of this Section 4 shall be null, void and without legal force or effect for all purposes.

(g)

Notice of Transfer.  Grantee shall provide written notice to Grantors and the Company promptly after effecting any sale, assignment, encumbrance, pledge, charge or other transfer of any shares of vested Restricted Stock.  Such notice shall specify the name and contact information (including physical address, telephone number, facsimile number and e-mail address) of the person or entity to which such Restricted Stock was sold, assigned or otherwise transferred, and the number of vested Restricted Stock that was sold, assigned or otherwise transferred to such person or entity.

(h)

Retention of Stock Certificate(s) by the Company.    Each certificate representing Restricted Stock awarded under this Agreement shall be registered in the name of both the applicable Grantor and the Grantee, as their interests shall appear, and, unless and until such Restricted Stock vests, shall be left on deposit with the Company, along with stock powers, substantially in the form attached hereto as Exhibit A (the “Stock Power”), endorsed in blank, until such time as the risk of forfeiture of, and restrictions on voting and transfer with respect to, the Restricted Stock have lapsed (at which time of lapse of such restrictions, the shares evidenced by such certificate over which such restrictions have lapsed shall be registered in the name of Grantee as provided below).  In the event that a forfeiture event occurs, then Grantors shall have the right to recover such forfeited shares of Restricted Stock and deliver the Stock Power to the Company in respect of such forfeited Restricted Stock.  As soon as practicable after the date on which any portion of the Restricted Stock becomes vested, and provided that the tax withholding requirements of Section 10 have been met, Grantors shall deliver, or cause the Company to deliver, to Grantee a certificate representing the number of shares of Restricted Stock that is no longer subject to the risk of forfeiture and restrictions on transfer set forth in this Agreement.

(i)

Dividends and Other Distributions; Voting.  Grantee shall be entitled to receive all  dividends and other distributions, if any, paid with respect to the Restricted Stock.  If any dividends or distributions paid with respect to the Restricted Stock are paid in shares of Common Stock, such shares of Common Stock shall be deposited with the Company and shall be subject to the same risks of forfeiture and restrictions on voting and transferability as the Restricted Stock with respect to which such shares were paid.  Each Grantor shall retain full voting rights with respect to the Restricted Stock granted by it hereunder prior to the applicable date of vesting. Any dividends or other distributions received by Grantee with respect to the Restricted Stock shall constitute additional income to Grantee and shall be subject to Section 10 of this Agreement.

(j)	Legends.
(k)	Any certificate or certificates representing unvested Restricted Stock shall bear a legend substantially similar to the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT AND ARE UNVESTED, SUBJECT TO SUBSTANTIAL RESTRICTIONS ON VOTING AND TRANSFER AND SUBJECT TO FORFEITURE UPON THE OCCURRENCE OF VARIOUS

EVENTS, THE SPECIFIC TERMS OF WHICH ARE
SET FORTH IN SUCH RESTRICTED STOCK AWARD AGREEMENT.  A COPY OF SUCH RESTRICTED STOCK AWARD AGREEMENT HAS BEEN FILED AT THE PRINCIPAL OFFICE OF THE COMPANY AND IS AVAILABLE UPON WRITTEN REQUEST FROM THE COMPANY WITHOUT CHARGE.

(l)

In addition, during any period in which the Company does not have in place an effective registration statement on Form S-8 or other available form permitted by the U.S. Securities and Exchange Commission, any certificate or certificates representing Restricted Stock, whether vested or unvested, shall bear a legend substantially similar to the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER SUCH ACT OR LAWS OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

(m)	In addition, any certificate or certificates representing the Restricted Stock, whether vested or unvested, shall bear a legend substantially similar to the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND VOTING AND OTHER ARRANGEMENTS SET FORTH IN A STOCKHOLDERS’ AGREEMENT, DATED AS OF AUGUST 9, 2011, AS AMENDED FROM TIME TO TIME.  A COPY OF SUCH STOCKHOLDERS’ AGREEMENT HAS BEEN FILED AT THE PRINCIPAL OFFICE OF THE COMPANY AND IS AVAILABLE UPON WRITTEN REQUEST FROM THE COMPANY WITHOUT CHARGE.  THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, ENCUMBERED, HYPOTHECATED, MORTGAGED, OR OTHERWISE DISPOSED OF, EITHER VOLUNTARILY OR INVOLUNTARILY, EXCEPT AS PERMITTED BY SUCH STOCKHOLDERS’ AGREEMENT.

(n)

Compliance with Laws.  The grant of the Restricted Stock and/or unrestricted shares of Common Stock pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Grantors shall not be obligated to grant the Restricted Stock or any of the shares of Common Stock pursuant to this Agreement if any such grant would violate any such requirements.

(o)

Withholding of Taxes.  Grantee is solely responsible for timely reporting all income derived from the Restricted Stock (including any dividends or other distributions with respect to such Restricted Stock received by Grantee pursuant to Section 7 of the Agreement) on Grantee’s personal tax return and paying all tax items related thereto, and shall indemnify the Grantors, the Company and any affiliate and hold them harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys, relating to any obligation imposed by law on the Grantors, Sequent, or the Company or any affiliate to withhold any taxes relating to the Restricted Stock. Upon request by the Company or the Grantors, Grantee shall provide evidence reasonably satisfactory to the Company and the Grantors that all applicable taxes, including but not limited to, any federal income tax, social security, and Medicare taxes (but excluding the employer’s portion of any social security, Medicare or unemployment taxes), have been or will be withheld or otherwise paid.  If Grantee fails to provide such evidence upon request, the Company may otherwise refuse to issue or transfer any Restricted Stock or shares of Common Stock otherwise required to be issued or transferred pursuant to this Agreement.  Notwithstanding the foregoing, if it is determined that the Grantors, Sequent, or the Company or any affiliate has any obligation to withhold any tax item under any applicable law, including the Internal Revenue Code of 1986, as amended (the “Code”), Grantee authorizes Sequent and/or the Company or an affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all such tax items by any means that the Company and/or affiliate determines appropriate, including but not limited to (i) withholding from any cash remuneration paid to Grantee; and (ii) withholding from proceeds of the sale of shares of Common Stock delivered upon vesting of the Restricted Stock, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this Section), and if Grantee fails to properly remit such taxes, the Company may otherwise refuse to issue or transfer any Restricted Stock or shares of Common Stock otherwise required to be issued or transferred pursuant to this Agreement.

(p)

No Section 83(b) Election.   Grantee agrees that no election pursuant to Section 83(b) of the Code shall be made with respect to the Restricted Stock to include in gross income for federal income tax purposes in the year of issuance the fair market value of such Restricted Stock.

(q)

No Guaranty of Tax Consequences.   Grantee shall be solely responsible and liable for any tax consequences (including, but not limited to, any interest or penalties) as a result of the Restricted Stock awarded hereunder.  No Grantor nor the Company (a) makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person with respect to the Restricted Stock, nor (b) assumes any liability or obligation whatsoever for the tax consequences to Grantee of the Restricted Stock.

(r)

No Right to Service.  Nothing in this Agreement shall confer on Grantee a right to remain as a service provider to Sequent or the Company or any of its subsidiaries or affiliates, or interfere with or limit in any way any right of the Company or any of its subsidiaries or affiliates to terminate (or cause to be terminated) Grantee’s service to the Company or any of its subsidiaries or affiliates at any time, for any reason and with or without Cause.

(s)

Grantee’s Acceptance.  The grant of the Restricted Stock to Grantee under this Agreement is conditioned upon (a) Grantee’s execution of this Agreement and the Stock Power,

and the delivery of such documents by Grantee to Grantors no later than ten (10) days after the Date of Grant; and (b) Grantee’s execution of a Joinder Agreement to that certain Stockholders’ Agreement, dated as of August 9, 2011, by and among the Company and its stockholders (the “Stockholders’ Agreement”), in substantially the form of such Joinder Agreement attached hereto as Exhibit B, and the delivery of such Joinder Agreement by Grantee to the Company no later than ten (10) days after the Date of Grant.

(t)

Entire Agreement; Amendment.  This Agreement, together with all Exhibits hereto, contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements or understandings, whether written or oral, between the parties relating to such subject matter.  This Agreement may not be modified or amended, except by a writing signed by Grantors, the Company and Grantee.

(u)

Binding Effect; Assignment; Third Party Beneficiaries.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by each of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators, trustees, and legal and personal representatives, as applicable.  Except as expressly provided in Section 4, Grantee shall not assign this Agreement, or any right or in interest herein, without the prior express written consent of Grantors and the Company.    Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not party to this Agreement.

(v)

Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, in each case to the intended recipient as set forth below:

if to Grantors, to:

Blackstone Oil & Gas LLC

Omega Energy LLC

Lara Energy Inc .
1301 McKinney Street, Suite 2850

Houston, Texas 77010
Attn: Todd Brooks, Gaston Kearby and John Hearn
Facsimile: (713) 595-1919

if to Grantee, to the address specified on the signature page hereto.